+1 202.942.5000 +1 202.942.5999 Fax 555 Twelfth Street, NW Washington, DC 20004-1206

May 10, 2012

SRA International, Inc.

and the Guarantors set forth below

4300 Fair Lakes Court

Fairfax, Virginia 22033

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to SRA International, Inc, a Virginia corporation (the “Issuer”). We also represent Touchstone Consulting Group, Inc., a Virginia corporation, Platinum Solutions, Inc., a Virginia corporation, SENTECH, Inc., a Maryland corporation, and Constella Group, LLC, a North Carolina limited liability company (together, the “Guarantors”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of up to $400,000,000 aggregate principal amount 11% Senior Notes due 2019 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”),

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to an indenture, dated July 20, 2011, as supplemented by a supplemental indenture, dated July 20, 2011, and a second supplemental indenture, dated February 3, 2012 (as it may be further amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuers’ outstanding $400,000,000 aggregate principal amount 11% Senior Notes due 2019 (the “Outstanding Notes”) and the guarantees thereof pursuant to the Registration Statement.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Issuers and the Guarantors, (ii) resolutions of the Issuers and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated July 20, 2011.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Issuer and the Guarantors), and the due authorization, execution and delivery of all documents by the parties thereto (other than the Issuer and the Guarantors). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Issuer, Guarantors, and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations or (iv) public policy considerations that may limit the rights of parties to obtain certain remedies. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Outstanding Notes, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the Commonwealth of Virginia and the State of Maryland. For purposes of our opinion that its Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of McGuireWoods LLP with respect to the Constella Group, LLC that such Guarantor has duly executed and delivered the Indenture under the laws of North Carolina. We are not licensed to practice in North Carolina, and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

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This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Arnold & Porter LLP

Arnold & Porter LLP

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